UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MBIA Inc.	Daniel P. Kearney
113 King Street	Chairman
Armonk, NY 10504	Joseph W. Brown
914-273-4545	Chief Executive Officer

March 19, 2014

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Thursday, May 1, 2014 at 10:00 a.m. in our headquarters office at 113 King Street, Armonk, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors;

•	express their opinion, on an advisory basis, on executive compensation; and

•	ratify the selection of independent auditors for 2014.

After the formal agenda is completed, we will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Daniel P. Kearney Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2014 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Thursday, May 1, 2014 at 10:00 a.m. EDT in order for shareholders to:

1.	elect nine Directors for a term of one year, expiring at the 2015 Annual Meeting;

2.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

3.	ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2014; and

4.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2013 Annual Report to Shareholders and proxy materials for the 2014 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice to shareholders and make proxy materials available beginning on or about March 19, 2014.

The Notice provides instructions regarding how to view our proxy materials for the 2014 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available the 12-digit control number(s) contained on your Notice. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them or you own shares of MBIA Inc. in the MBIA Inc. 401(k) Plan or MBIA Inc. Non-Qualified Retirement Plan. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 17, 2014. To request paper copies, shareholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions under “General information––Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 19, 2014

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Thursday, May 1, 2014 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 7, 2014 may vote at the Annual Meeting. As of March 7, 2014, there were 192,340,123 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock owned on the record date for all matters being voted on at the Annual Meeting.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. If you hold shares in more than one account (e.g., you are a shareholder of record, own shares in the Company’s 401(k) Plan or Non-Qualified Retirement Plan, and beneficially own shares in one or more personal brokerage accounts, or any combination of the foregoing), you may receive more than one Notice and/or proxy card. Accordingly, in order to vote all of your shares, you will need to vote more than once by following the instructions on each of the items you receive.

You may vote using the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote over the Internet, you should not return your proxy card.

Telephone. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time the day before the Annual Meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card. Notice recipients should first visit the Internet site listed on the Notice to review the proxy materials before voting by telephone.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form so that it arrives before the Annual Meeting.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), to vote at the Annual Meeting, you must obtain a legal proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

You can revoke your proxy at any time before the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later-dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by Internet, telephone, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1) or the advisory vote on NEO compensation (Proposal 2). Please instruct your broker so your votes can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2014 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website, www.mbia.com, under the “SEC Filings” tab or by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. The Board of Directors met six times in regular sessions during 2013. In addition to its regular sessions, the Board met three times in special sessions during 2013. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the “MBIA Inc. Board Corporate Governance Practices,” each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member, on a combined basis. All of the Directors met this requirement in 2013. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. Pursuant to the MBIA Inc. Board Corporate Governance Practices, Directors are required to attend annual shareholder meetings, barring unusual circumstances. The 2013 Annual Meeting was attended by each of the Company’s Directors.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are described below.

Executive Committee. The Executive Committee, which at year-end consisted of Messrs. Kearney (Chair), Brown, Coulter and Vaughan, did not meet during 2013. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

Finance and Risk Committee. The Finance and Risk Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Coulter and Gilbert, met four times in regular sessions during 2013. Mr. Lee served as a member of the Finance and Risk Committee until November 11, 2013. This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations, and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time.

Compensation and Governance Committee. The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Coulter (Chair), Ms. Bruce and Messrs. Gilbert, Kearney and Vaughan, met five times in regular sessions and one time in a special session during 2013. In accordance with the Compensation Committee Charter, the provisions of Rule 10C-1(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange (the “NYSE”), the Board of Directors have affirmatively determined that each of the Compensation Committee members is independent. As part of its specific role, it is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefit program, (iv) overseeing the retention of the Committee’s advisers, (v) overseeing significant organizational and personnel matters, (vi) determining the membership, size and composition of the Board, (vii) setting Directors’ compensation, (viii) selecting Directors to serve on the Board committees, and (ix) developing corporate governance principles and practices. The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2013, no NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

Audit Committee. The Audit Committee, which at year-end consisted of Mr. Vaughan (Chair), Ms. Bruce and Messrs. Kearney, Rinehart and Shasta, met six times in regular sessions and one time in a special session during 2013. In accordance with the Audit Committee Charter and the listing standards of the NYSE, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Kearney, Rinehart, Shasta and Vaughan as the “audit committee financial experts” (as defined under applicable SEC rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) performance of the Company’s operational risk management function.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee has generally engaged a third-party search firm to assist in identifying and evaluating potential nominees. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Compensation Committee and then, at the Chair’s discretion, by the entire Compensation Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Compensation Committee, the Chairman and the CEO.

Mr. Sean D. Carney was elected to the Board of Directors on December 12, 2013 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Mr. Carney was designated and elected to the Board of Directors pursuant to the terms of the amended and restated Investment Agreement dated as of February 6, 2008 (the “Investment Agreement”) between MBIA Inc. and Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”). Under the Investment Agreement, following Kewsong Lee’s resignation from the Board on November 11, 2013, David A. Coulter, Warburg Pincus’ remaining member of the Board of Directors, had the right to designate Mr. Lee’s replacement on the Board, and the Board was required to use its reasonable best efforts to take all action required to fill the vacancy resulting from Mr. Lee’s resignation with Mr. Coulter’s designee. The Investment Agreement is described under “Certain relationships and related transactions – Investment agreement.”

The MBIA Inc. Board Corporate Governance Practices provide that Director candidates may be identified by the Company’s Board of Directors or a corporate shareholder. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2013.

Consideration of Board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote diversity among the Directors, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated in 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee different risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s risk tolerance guidelines. The purpose of the risk tolerance guidelines is to delineate the types of risk considered tolerable and justifiable within the Company, and to provide the basis upon which risk criteria and procedures are developed and applied consistently across the Company. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations, and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting the Chairman of the Board, Mr. Kearney, by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2013, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $25,000. As Chairman, Mr. Kearney is paid an additional retainer of $125,000. New Directors are paid a fee of $2,000 for each day of orientation.

An eligible Director may elect annually to receive retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (the “Plan”). The total number of shares reserved under the Plan was 500,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change. The Plan is administered and changes are to be approved by the MBIA Inc. Board of Directors. On February 6, 2014, the Board approved an additional 200,000 shares resulting in a new total of 700,000 shares reserved under the Plan. This Plan is not an “equity-compensation plan” requiring shareholder approval under NYSE rules because it allows Directors to buy shares from the Company (delivered immediately or on a deferred basis) for their current fair market value by giving up their fees that would otherwise be due.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Barclays Capital U.S. Government/Credit Index. Amounts allocated to the Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. In 2013, Directors had elected to receive their retainer and meeting fees as follows: Ms. Bruce and Messrs. Gilbert, Kearney, Rinehart, Shasta and Vaughan directly as cash payments; Messrs. Carney, Coulter and Lee directly in shares of common stock.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2013, the Company also granted Directors an award of restricted stock in 2013 with a value of $100,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Directors’ restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote, the restricted shares.

Under the Omnibus Plan, the Compensation Committee has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director. The Compensation Committee approved the vesting of the restricted shares awarded to Mr. Lee upon his resignation from the Board on November 11, 2013. The decision to waive the vesting restriction and to approve the immediate acceleration of vesting on the shares of restricted stock granted to Mr. Lee upon his resignation reflected the Committee’s recognition of the contributions and service rendered by Mr. Lee to the Company for almost six years.

Directors’ total compensation components. Directors’ compensation for 2013 consisted of the following components. There was no change from 2012.

Directors’ total compensation components	2013
Board Annual Retainer	$75,000
Committee Chair Retainer	$25,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Director Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$100,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2014. No change to Director compensation is expected for 2014.

Directors’ total compensation paid in 2013. The amounts shown below represent compensation paid and awarded in 2013 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e) (2)	Total Compensation ($) (f)
Maryann Bruce	75,000	38,000	100,000	-	213,000
Sean D. Carney (3)	0	0	100,000	-	100,000
David A. Coulter	106,250	33,000	100,000	-	239,250
Steven J. Gilbert	75,000	28,000	100,000	-	203,000
Daniel P. Kearney	225,000	46,000	100,000	-	371,000
Kewsong Lee (4)	75,000	24,000	100,000	-	199,000
Charles R. Rinehart	100,000	39,000	100,000	-	239,000
Theodore Shasta	75,000	32,000	100,000	-	207,000
Richard C. Vaughan	100,000	43,000	100,000	4,000	247,000
1	The amounts shown represent the grant date fair value (dollar amount) of restricted stock awards granted on May 14, 2013.

2	The amount shown for Mr. Vaughan represents reimbursement for time spent in connection with a deposition.

3	Mr. Carney was elected as a new Director on December 12, 2013.

4	Mr. Lee’s directorship ended on November 11, 2013.

Directors’ deferred compensation balances and equity holdings as of December 31, 2013. As described under “Directors’ retainer and meeting fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Share Account (deferred retainer and meeting fees) and restricted stock and stock unit holdings as of December 31, 2013. There were no balances under the Investment Account. Amounts shown for stock holdings are based on $11.94 per share, the closing fair market value of the shares on December 31, 2013. Totals for 2012 are shown for reference.

Name	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/13 ($)	Total as of 12/31/12 ($)
Maryann Bruce	-	-	194,312	16,274	-	-	194,312	77,652
Sean D. Carney	-	-	107,675	9,018	-	-	107,675	-
David A. Coulter	-	-	708,627	59,349	-	-	708,627	415,791
Steven J. Gilbert	-	-	440,013	36,852	-	-	440,013	239,190
Daniel P. Kearney	1,388,370	116,279	683,935	57,281	41,686	3,491	2,113,991	1,350,452
Charles R. Rinehart	-	-	804,410	67,371	-	-	804,410	478,764
Theodore Shasta	-	-	675,756	56,596	-	-	675,756	394,180
Richard C. Vaughan	-	-	662,097	55,452	-	-	662,097	385,200

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services as a Director during 2013.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes stock owned directly and under the share account and restricted stock. As of December 31, 2013, all of the Directors have satisfied the stock ownership guidelines, except for Mr. Carney and Ms. Bruce who were elected as new Directors in 2013 and 2012, respectively.

Audit Committee report

The Audit Committee is composed of five Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2013 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2013 Activities

In performing our oversight role for 2013, we have:

•	considered and discussed the audited financial statements for 2013 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 20, 2014

The Audit Committee

Mr. Richard C. Vaughan (Chair)

Ms. Maryann Bruce

Mr. Daniel P. Kearney

Mr. Charles R. Rinehart

Mr. Theodore Shasta

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

This Compensation discussion and analysis (“CD&A”) discusses the 2013 compensation for the Company’s named Executive Officers (the “NEOs”): Joseph W. Brown, C. Edward Chaplin, William C. Fallon, Anthony McKiernan and Ram D. Wertheim, as well as a long-term award made to Mr. Brown consisting of cash and restricted stock.

Mr. Brown is our Chief Executive Officer. Mr. Chaplin is the Co-President, Chief Financial Officer and Chief Administrative Officer of the Company. Mr. Fallon serves as Co-President and Chief Operating Officer of the Company. Mr. McKiernan serves as Executive Vice President and Chief Portfolio Officer of the Company. Mr. Wertheim is Executive Vice President, Chief Legal Officer and Secretary of the Company.

The goals of our compensation program are to attract, retain and motivate a highly skilled team of employees whose performance will build long-term shareholder value on a cost effective basis, align our senior executives’ interests with shareholders and avoid any incentives to take any unreasonable risks. Since 2007 and through 2013, our goal was also to ensure that we retain those employees with the necessary skills, experience and knowledge of the Company to deal with the extraordinary circumstances that the Company faced as a result of the financial crisis that began in mid-2007 and continued through 2013.

Between 2007 and 2013, the Company resolved a significant number of the risks that it faced during and as a result of the financial crisis, including, among other things, (i) completing the transformation of its business, which resulted in the legal separation of its structured finance and municipal bond insurance businesses and the establishment of National Public Finance Guarantee Corporation (the “Transformation”), (ii) the resolution of significant litigations, including a favorable decision in the Article 78 proceeding that was brought challenging the Transformation, (iii) the commutation by MBIA Insurance Corporation (“MBIA Corp.”) of a significant amount of potentially volatile insured exposure, and (iv) the collection by MBIA Corp. of a substantial majority of its put-back recoverables. Due to the substantial resolution of such risks, starting in 2014, the Company’s compensation program will be realigned to reflect the Company’s smaller size and its focus primarily on the results of its municipal bond insurance business activities and certain other relevant performance measures and less on crisis management and the transformation of its business.

In addition, reflecting such realignment, management recommended and the Compensation Committee approved a substantial reduction in the ongoing target annual incentive compensation opportunities of the NEOs starting in 2014. As a result of such recommended reductions, Mr. Brown’s target bonus for 2014 will decrease from $2,000,000 to $1,500,000 and his maximum bonus will decrease from $4,000,000 to $3,000,000. In light of the restricted stock award made to Mr. Brown as described in Section 7 of this CD&A, he will not be eligible for any long-term incentive (“LTI”) awards for years 2014 through 2018. Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s annual cash bonus opportunities for 2014 will be reduced from a target bonus of 200% of base salary to a target bonus of 100% of base salary, and their opportunity for LTI awards for 2015 and after will be reduced from 200% of base salary to 100% of base salary, which represents a reduction of 40% in aggregate target compensation for 2014 and thereafter. Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s compensation will consist of annual cash incentive bonuses and LTI stock awards, except that they will not be entitled to LTI awards for 2014. The aggregate target compensation for the Company’s other employees for 2014 will not change.

As described in detail below, the Company’s performance score for 2013 was 135% based on an assessment of its achievements against the performance measures established at the beginning of the year. This score reflects an adjustment to the factor by factor assessment to recognize the favorable resolution of the Transformation litigation, including the favorable ruling in the Article 78 proceeding which upheld the New York State Department of Financial Services’ (“NYSDFS”) approval of the Transformation, the resolution of key claims-related litigation and the collection of a majority of the Company’s put-back recoverables, including the settlement with Bank of America and its affiliates and the substantial reduction in MBIA Corp.’s insured portfolio volatility through significant commutations. The 2013 performance score represents the highest performance score achieved by the Company in the past six years. The Company’s annual performance scores vary significantly from year to year. The approved annual Company performance scores were 74% for 2008, 65% for 2009, 90% for 2010, 115% for 2011 and 75% for 2012, reflecting the variability of the Company’s incentive bonus compensation program. Individual bonuses also vary by year based on the individual’s performance for the year.

1. The role of the Compensation Committee, the CEO and the compensation consultant in setting 2013 compensation

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for all significant decisions regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, establishes the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Compensation Committee has compared target and actual executive compensation with data from a group of peer companies.

The Compensation Committee has retained Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs and non-employee director compensation data, as well as to provide expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee considered the six “independence” factors for compensation consultants listed in the NYSE listing requirements and determined that Towers Watson did not have a conflict of interest.

For 2013, Towers Watson collected relevant compensation information from a group of 13 companies approved by the Compensation Committee representing insurance, reinsurance, financial guarantee and other businesses that were deemed to have relevant business and senior management compensation programs. Companies were selected based on their size relative to the Company and also on the extent to which they were facing or had faced extraordinary circumstances similar to the Company. The Company has few organizations that are directly comparable and requires a blend of quantitative analysis and business judgment in selecting appropriate companies in order to compare senior management compensation. The companies used are as follows: ACE Limited, Assurant, Inc., Assured Guaranty Ltd., Axis Capital Holdings Limited, The Chubb Corporation, Cincinnati Financial Corporation, Everest Re Group, Ltd., Moody’s Corporation, Old Republic International Corporation, PartnerRe Ltd., The Progressive Corporation, Reinsurance Group of America, Incorporated and XL Group plc.

For 2014, the Compensation Committee will evaluate the appropriate group of companies to use for evaluating senior management compensation in light of the realignment of the Company’s compensation program for senior management as described above.

In addition, Mr. Coulter and other Directors may from time to time discuss our compensation program with certain other shareholders.

The Compensation Committee met six times during 2013 and two times in February 2014, both with management and in executive sessions.

2. 2013 Company performance assessment

The Company’s performance for 2013 and the 2013 performance bonuses were based primarily on the Company’s achievement with regard to 10 quantitative and qualitative performance measures that were established at the beginning of 2013, as set forth in the table below. These measures were grouped under four key goals: (i) proper capitalization of entities; (ii) maintaining adequate liquidity; (iii) increasing the Company’s adjusted book value; and (iv) maintaining our commitment to people and best-in-class governance, including the retention of high potential people critical to the organization’s business needs and the assessment and implementation of a long-term organization plan.

In assessing Company performance against these objectives, each key goal was assigned a weight and each objective within a goal was given a relative weight, in each case as set forth below. Each objective was then assigned a score of between 0 and 150 (rounded) based on an assessment of the degree to which the Compensation Committee determined the objective was achieved as compared to the quantitative measures established at the beginning of 2013. The performance score for each objective is set forth in the description of each performance objective below. A score of 150 on all of the objectives would have resulted in the bonus pool being 150% of the target.

In addition to these 10 primary objectives, another objective adopted at the beginning of 2013 and used to assess 2013 performance related to progress or resolution in the Transformation litigation and in the RMBS claims-related remediation and settlement with Bank of America and the substantial reduction in the volatility in MBIA Corp.’s insured portfolio. Furthermore, when the objectives were set in early 2013, it was acknowledged that the Committee might adjust the quantitative result, based on the overall environment in which the performance took place, the degree of difficulty in achieving the results and changes in priorities over the course of the year.

The following is the list of the four key goals outlined in the 2013 objectives, the specific performance objectives related to each key goal, the performance score assigned to each performance objective and the weighted score assigned for each key goal, as determined by the Committee in consultation with Mr. Brown:

2013 Company Objectives (100%)	Objectives Weightings and Performance Scores
A. Proper Capitalization of Entities	Key Goal Weight: 30%
•Capitalization of MBIA Corp. (includes managing insured losses and volatility)	Objective Weight: 60%, Score: 75
•Optimize Holding Company Financial Position	Objective Weight: 40%, Score: 150
Percentage Achievement: 105% Weighted Score: 32
B. Maintain Adequate Liquidity	Key Goal Weight: 30%
•Maintain Adequate Liquidity	Objective Weight: 100%, Score: 150
Percentage Achievement: 150% Weighted Score: 45
C. Increase ABV	Key Goal Weight: 30%
•Grow Cutwater	Objective Weight: 15%, Score: 54
•UK Businesses	Objective Weight: 15%, Score: 83
•Develop National	Objective Weight: 20%, Score: 56
•Manage Operating Expenses	Objective Weight: 15%, Score: 25
•Adjusted Pre-Tax Income	Objective Weight: 25%, Score: 0
Percentage Achievement: 36% Weighted Score: 13
D. Maintain Commitments to People & Governance	Key Goal Weight: 10%
•Retain High Potential Employees Critical to Business Needs	Objective Weight: 50%, Score: 150
•Implement Organization of the Future	Objective Weight: 50%, Score: 125
Percentage Achievement: 138% Weighted Score: 13

The following is a more detailed description of each of the 10 objectives above and includes the quantitative and qualitative items established to measure performance against each objective and the basis for and performance score assessed for the objective based on the Compensation Committee’s evaluation of these objectives:

A.	Capitalization of MBIA Corp. (including managing insured losses and volatility):

Achievement Measures: Achievement to be assessed based on the level of MBIA Corp.’s qualified statutory capital (Statutory Capital + Contingency Reserve), management of statutory pre-tax losses/impairments incurred including Loss adjustment expenses and reduction in volatility of MBIA Corp.’s portfolio.

Performance Score: 75

Basis for Score: At December 31, 2013, MBIA Corp. had qualified statutory capital of $825 million; insurance portfolio volatility was reduced as a result of significant commutations and collections of put-back recoveries approximately at reserve numbers.

B.	Optimize Holding Company Financial Position:

Achievement Measures: Achievement to be assessed based on the amount of selected assets, comprised of cash and investments at amortized cost and tax receivables from subsidiaries, available to service selected liabilities, comprised of guaranteed investment contracts, medium term notes issued by MBIA Global Funding, LLC and derivative liabilities, which are included within the Asset/Liability Products Segment (“net selected assets and liabilities”). Achievement based on aggregate level of “net selected assets and liabilities.”

Performance Score: 150

Basis for score: At December 31, 2013, the aggregate “net selected assets and liabilities” was a net selected liability of $1,080 million.

C.	Maintain Adequate Liquidity at MBIA Inc.:

Achievement Measures: Achievement to be assessed based on the amount of liquidity at MBIA Inc., including the Asset/Liability Products Segment, available to cover 12 months of assumed stress and the amount of dividend flow from subsidiaries available to cover 12 months of MBIA Inc.’s operating expenses and debt service. Achievement based on aggregate liquidity at MBIA Inc. and amount of dividends received relative to 2013 operating expenses and debt service.

Performance score: 150

Basis for score: As of December 31, 2013, MBIA Inc. had a liquidity position of $359 million, which is sufficient to cover its projected stress scenario through the third quarter of 2018. Dividends received during 2013 were greater than the 2013 operating expenses and debt service.

D.	Grow Cutwater:

Achievement Measures: Achievement to be assessed based on Cutwater’s performance score under its scorecard for 2013, including achievement of strong investment performance, an increase in third party assets under management and third party revenue, improved financial performance, retention of high potential employees and implementation of a new organization plan.

Performance score: 54

Basis for Score: Strong investment performance, no growth in third party assets under management, failure to meet pre-tax income target, achievement of expense and internal control targets, retention of third party accounts, retention of high potential employees and effective implementation of new organization plan.

E.	UK Business Assessment:

Achievement Measures: Achievement to be assessed based on MBIA U.K.’s performance score under its scorecard for 2013, including completing a strategic review and implementing recommendations, managing the insurance portfolio and liquidity, financial performance, growth in new advisory business mandates and people management and staff retention.

Performance score: 83

Basis for Score: Strategic review completed and implemented; scheme of operations filed with regulators; termination and maturity of certain insured credits; achievement of goals related to expense management and wind-down of advisory businesses; certain financial measures, including losses incurred, and profitability were not attained.

F.	Develop National:

Achievement Measures: Achievement to be assessed based on National’s performance score under its scorecard for 2013, including achieving target adjusted pre-tax income level, performance measures related to management of insured portfolio, status of market re-entry and employee retention and cross training.

Performance score: 56

Basis for Score: Failure to meet adjusted pre-tax income target, moderate achievement of performance measures related to management of insured portfolio, progress on discussions with rating agencies, operational readiness to commence writing of new business, level of employee retention and completion of certain cross training goals.

G.	Manage Operating Expenses:

Achievement Measures: Achievement to be assessed based on level of operating expenses (which exclude legal expenses and remediation expenses, which are captured as part of other performance factors).

Performance score: 25

Basis for Score: Full year operating expenses of $230 million versus plan of $215 million.

H.	Adjusted Pre-Tax Income:

Achievement Measures: Achievement to be assessed based on level of adjusted pre-tax income.

Performance score: 0

Basis for Score: Full year adjusted pre-tax loss was $452 million versus assumed plan losses of $49 million.

I.	Retain High Potential Employees Critical to Business Needs:

Achievement Measures: Achievement to be assessed based on percentage retention of key high potential employees at the level of VP and above.

Performance score: 150

Basis for Score: Full year retention was 97%

J.	Implement Organization of the Future:

Achievement Measures: Achievement to be assessed based on implementation of organization plan.

Performance score: 125

Basis for Score: Organization plan substantially implemented.

Based on the weights assigned to each key goal and each performance measure and the percentage achievement for each of the performance measures as approved by the Compensation Committee as set forth above, the overall achievement for the 2013 performance objectives was a total weighted score of 104 (which also reflects an adjustment for the exclusion of a performance measure established at the beginning of the year that the Committee decided to exclude because it was deemed to be inapplicable). In addition to the 10 primary objectives, the Committee considered and assessed the favorable resolution of the Transformation litigation, including the favorable ruling in the Article 78 proceeding which upheld the NYSDFS’ approval of the Transformation, resolution of key claims-related litigation and the settlement with Bank of America, and the substantial reduction of volatility in the MBIA Corp. insured portfolio due to policy commutations (including commutations done in early 2014 and reflected in the 2013 statutory financial statements), which resulted in the Committee using its subjective judgment to adjust the total weighted performance score to 135 for the Company as a whole.

Based on this subjective assessment and the recommendation of management, the Committee approved the bonus pool for all employees of the Company’s operating subsidiaries (other than Cutwater employees) including the NEOs at 135% of the target bonus pool.

3. Compensation of Mr. Brown for 2013

Mr. Brown does not have an employment or severance agreement and is not entitled to any benefits or other payments in connection with any change in control of the Company. For 2013, Mr. Brown received an annual salary of $1,000,000. He was also eligible for a maximum incentive cash bonus (“Bonus”) of $4,000,000 or 400% of his base salary based on the Company’s performance against the goals established at the beginning of the year as well as the Compensation Committee’s subjective assessment of his individual performance and other factors the Committee deems appropriate.

For 2013, the Compensation Committee recommended and the Board approved the payment to Mr. Brown of a Bonus of $4,000,000 (100% of maximum). The 2013 Bonus paid to Mr. Brown was based on the Company’s performance assessment for 2013, which was assessed at 135% as described above, and a subjective assessment of his personal performance for 2013. The Compensation Committee also took into account the overall success of the Transformation strategy that Mr. Brown initiated and implemented when he rejoined the Company. The Compensation Committee assessed Mr. Brown’s performance in 2013 at 100% of his maximum Bonus of $4,000,000.

Mr. Brown’s Bonus was paid by the Company and was not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries.

For 2014, Mr. Brown’s salary will remain at $1,000,000 and his reduced target Bonus will be $1,500,000 with a reduced maximum bonus of $3,000,000.

4. Compensation of Messrs. Chaplin, Fallon, McKiernan and Wertheim for 2013

Messrs. Chaplin, Fallon, McKiernan and Wertheim were awarded Bonuses for 2013, as described below, based on the Company’s performance as adjusted for their individual performance. Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s performance goals and assessment generally track with the Company’s goals and assessment and also reflect their individual goals that are based on their unique roles. As described above under “2013 Company performance assessment,” the Compensation Committee and the Board approved a bonus pool for the Company (excluding Cutwater) at 135% of the target bonus pool.

The Bonuses for the NEO’s were paid by the Company and were not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries.

In light of retention awards that were made to each of Messrs. Chaplin, Fallon, McKiernan and Wertheim in December 2012 (the “Retention Awards”), which are described in detail in the Company’s proxy statement dated March 18, 2013, none of them are eligible to receive LTI awards for the 2013 and 2014 performance years.

Given the realignment of the Company’s compensation program to reflect the Company’s smaller size and its focus primarily on the profitability of its municipal bond insurance business and ongoing insurance portfolio management and less on crisis management and the transformation of its business, Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s annual cash bonus opportunities for 2014 will be reduced from a target bonus of 200% of base salary to a target bonus of 100% of base salary and their opportunity for LTI awards for 2015 and after will be reduced from 200% of base salary to 100% of base salary.

In addition to the Bonuses described below, on February 28, 2014, each of Messrs. Chaplin, Fallon, McKiernan and Wertheim received payments in respect of deferred cash LTI awards made on February 10, 2011 in the amounts of $1,000,000, $1,000,000, $400,000 and $675,000, respectively, that were paid as scheduled. Mr. McKiernan also received the payment of a deferred cash LTI award made on February 12, 2009 in the amount of $72,358.

Below is a description of the compensation actions taken in February 2014 for the 2013 performance year with respect to Messrs. Chaplin, Fallon, McKiernan and Wertheim, as recommended by Mr. Brown and approved by the Committee and the Board:

A. Mr. Chaplin. Mr. Chaplin does not have an employment agreement. For 2013, Mr. Chaplin received an annual salary of $750,000. He was also eligible for a maximum Bonus of $3,375,000 or 450% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance. For 2013, Mr. Chaplin was not eligible for any LTI awards.

For 2013, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Chaplin of a Bonus of $2,430,000 (72% of maximum). Mr. Brown’s recommendation was based on his assessment of Mr. Chaplin’s performance in managing the preparation of the Company’s financial statements, including communications regarding the Company’s financial performance with all of the Company’s material constituencies including staff, owners, regulators and auditors; management of liquidity across all entities, which resulted in the Company and its subsidiaries having strong liquidity positions at year end 2013; support on all aspects of the Company’s litigation and litigation settlements; implementation of headcount reductions in his staff; management and oversight of the search for a new headquarters site for the Company and sale of the Company’s current headquarters, which are expected to result in substantial cost reductions; and his continued leadership throughout a challenging year.

Based on the above, Mr. Brown rated Mr. Chaplin’s success in 2013 at 162% of his target Bonus of $1,500,000.

For 2014, Mr. Chaplin’s annual salary will remain at $750,000 and his reduced target Bonus will be $750,000 with a reduced maximum Bonus of $1,687,500. He will not be eligible for any LTI awards in 2014.

B. Mr. Fallon. Mr. Fallon does not have an employment agreement. For 2013, Mr. Fallon received an annual salary of $750,000. He was also eligible for a maximum Bonus of $3,375,000 or 450% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance. For 2013, Mr. Fallon was not eligible for any LTI awards.

For 2013, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Fallon of a cash bonus of $3,037,500 (90% of maximum). Mr. Brown’s recommendation was based on his assessment of Mr. Fallon’s performance in 2013 across his multiple responsibilities which included formulating, in conjunction with the Company’s outside advisors, the strategy for and leading the execution and negotiation of the multi-faceted settlement with Bank of America and its subsidiaries Merrill Lynch and Countrywide; leading the negotiations for the commutation of another significant insured CDS exposure; working with the Company’s outside advisors to accomplish the settlement of MBIA’s claim against the ResCap estate and the subsequent sale of the claim; leading the effort to reduce personnel expenses; and his overall strong leadership, which resulted in retention of key staff.

Based on the above, Mr. Brown rated Mr. Fallon’s success in 2013 at 203% of his target bonus of $1,500,000.

For 2014, Mr. Fallon’s annual salary will remain at $750,000 and his reduced target Bonus will be $750,000 with a reduced maximum Bonus of $1,687,500. He will not be eligible for any LTI awards in 2014.

C. Mr. McKiernan. Mr. McKiernan does not have an employment agreement. For 2013, Mr. McKiernan received an annual salary of $500,000. He was also eligible for a maximum Bonus of $2,250,000 or 450% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance. For 2013, Mr. McKiernan was not eligible for any LTI awards.

For 2013, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. McKiernan of a Bonus of $1,890,000 (84% of maximum). Mr. Brown’s recommendation was based on his assessment of Mr. McKiernan’s performance in 2013, which included his contribution to the Company’s collection of a substantial majority of its put-back recoveries in 2013; the commutation of approximately $21 billion of insured exposure; the ongoing effective oversight and management of MBIA Corp.’s insured portfolio; and his involvement in MBIA Corp.’s loss reserving process and liquidity management.

Based on the above, Mr. Brown rated Mr. McKiernan’s success in 2013 at 189% of his target Bonus of $1,000,000.

For 2014, Mr. McKiernan’s annual salary will remain at $500,000, and his reduced target Bonus will be $500,000 with a reduced maximum Bonus of $1,125,000. He will not be eligible for any LTI awards in 2014.

D. Mr. Wertheim. Mr. Wertheim does not have an employment agreement. For 2013, Mr. Wertheim received an annual salary of $500,000. He was also eligible for a maximum Bonus of $2,250,000 or 450% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance. For 2013, Mr. Wertheim was not eligible for any LTI awards.

For 2013, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Wertheim of a Bonus of $1,620,000 (72% of maximum). Mr. Brown’s recommendation was based on his assessment of Mr. Wertheim’s performance in 2013, which included the successful resolution of several significant litigations and his personal contributions to such successful resolution; management and oversight of the legal, internal audit and compliance functions; and his participation in the Company’s disclosure process.

Based on the above, Mr. Brown rated Mr. Wertheim’s success in 2013 at 162% of his target Bonus of $1,000,000.

For 2014, Mr. Wertheim’s annual salary will remain at $500,000, and his reduced target Bonus will be $500,000 with a reduced maximum Bonus of $1,125,000. He will not be eligible for any LTI awards in 2014.

5. Consideration of 2013 Say on Pay votes

The Compensation Committee reviewed the votes on the Say on Pay proposal at the 2013 Annual Meeting of Shareholders with respect to Mr. Brown’s and the other NEOs’ compensation for 2012. For 2012, the Compensation Committee deviated from its normal practice of awarding an annual cash bonus and LTI award to Messrs. Brown, Chaplin, Fallon, McKiernan and

Wertheim and instead made the one-time Retention Awards to Messrs. Chaplin, Fallon, McKiernan and Wertheim. At the 2013 Annual Meeting of Shareholders, approximately 90% of the shares voted were voted in support of the compensation paid to Mr. Brown and the other NEOs.

Based on the results of the 2013 Say on Pay votes and conversations with shareholders, the Compensation Committee and the Board concluded that the compensation paid to Mr. Brown and the other NEOs and the Company’s overall pay practices enjoy strong shareholder support and do not require revision to address any shareholder concerns.

Also, as noted above, management proactively recommended, and the Compensation Committee approved, a substantial reduction in the target compensation of the NEOs starting in 2014 to reflect the Company’s smaller size and the realignment of its business to focus primarily on the profitability of its new municipal bond insurance business and ongoing insurance portfolio management and less on crisis management and the transformation of its business.

6. Analysis of the compensation awarded and realized by the Company’s NEOs over the period 2009 through 2013

The SEC rules for disclosing executive compensation have been very positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels for their most senior executives. Occasionally unique situations arise that require additional views of compensation that can assist investors in their understanding of those decisions and the compensation paid to executives. We believe that our decision not to pay annual performance bonuses for the 2011 and 2012 performance years and instead grant the Retention Awards has made understanding the “Summary compensation table for 2013” set forth below (the “Summary compensation table”) even more difficult over the 2011-2013 period. In order to give investors a more comprehensive and transparent disclosure and understanding of our compensation actions in 2011, 2012 and 2013, we are providing below both a one-year look at how the Compensation Committee viewed the compensation decisions made for 2013 as compared to how they get reported in the Summary compensation table and a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants. The tables and discussion below exclude the Cash Award and Restricted Stock Award made to Mr. Brown as discussed in Section 7 of this CD&A.

Comparison of 2013 compensation actions for the NEOs to compensation reported in the Summary compensation table for 2013

The following table illustrates two views of compensation for 2013, which includes: (a) the Compensation Committee’s view of compensation for 2013 and (b) the compensation reported in the Summary compensation table under the SEC reporting rules.

While some elements of compensation under both views are the same, there are some differences. The amounts shown under the Committee’s view include an annualized value (one-third of the award value) for the retention cash awards and the restricted stock awards granted in December 2012 for Messrs. Chaplin, Fallon, McKiernan and Wertheim as explained under footnotes (1) and (2). This approach is consistent with the Committee’s view of compensation as disclosed in last year’s table. The last column in the table below shows total compensation for 2012 as disclosed in last year’s proxy.

Comparison of (a) Compensation and Governance Committee’s view of 2013 compensation awarded and (b) compensation as reported in the Summary compensation table

Executive	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Non-equity incentive plan compen- sation ($)	All other compen- sation ($)	2013 Total compen- sation ($)	2012 Total compen- sation ($)
(a) Joseph W. Brown	1,000,000	-	-	4,000,000	255,707	5,255,707	675,000
(b) Joseph W. Brown	1,000,000	-	-	4,000,000	255,707	5,255,707	675,000
(a) C. Edward Chaplin	750,000	1,166,667	1,421,335	2,430,000	187,500	5,955,502	3,525,502
(b) C. Edward Chaplin	750,000	-	-	2,430,000	187,500	3,367,500	10,726,506
(a) William C. Fallon	750,000	1,166,667	1,421,335	3,037,500	187,500	6,563,002	3,525,502
(b) William C. Fallon	750,000	-	-	3,037,500	187,500	3,975,000	10,726,506
(a) Anthony McKiernan	500,000	666,667	947,557	1,890,000	175,000	4,179,224	3,331,724
(b) Anthony McKiernan	500,000	-	-	1,890,000	175,000	2,565,000	6,898,920
(a) Ram D. Wertheim	500,000	800,000	947,557	1,620,000	175,000	4,042,557	2,390,057
(b) Ram D. Wertheim	500,000	-	-	1,620,000	175,000	2,295,000	7,285,170

(1)	The amounts shown under the Compensation Committee’s view for the retention cash awards paid in December 2012 represent an annualized value, which is estimated as one-third of the award value. These amounts reflect that the award is subject to a requirement that the NEO pay back a pro-rata portion in the event that the NEO voluntarily terminates his employment on or before December 31, 2015 (a three-year period) without the consent of the Board.

(2)	The amounts shown under the Compensation Committee’s view for the restricted stock granted in December 2012 represent an annualized award value, which is estimated as one-third of the grant date fair value as reported in the 2013 Proxy Statement. Messrs. Chaplin, Fallon, McKiernan and Wertheim will not receive any additional LTI stock awards for performance years 2012, 2013 and 2014.

Comparison of 2009 through 2013 realized compensation to reported compensation

In addition to explaining how the Company calculated and valued the compensation decisions made in 2013, we also believe it is useful to look at the reported compensation from the Summary compensation table for the past five years in comparison to what the individual executives have realized during that time period. To supplement the SEC required disclosure, we have included the additional table below, which illustrates the difference between compensation actually realized by each NEO as reported on the executive’s W-2 form and pay shown in the Summary compensation table, for each of the years shown.

Executive	Year	Realized Compensation (1)	Reported Compensation (2)	Realized as a % of Reported
Joseph W. Brown	2013	884,080	5,255,707
	2012	430,797	675,000
	2011	2,050,600	700,000
	2010	2,273,197	2,459,514
	2009	894,516	5,167,360
Five-year Average		1,306,638	2,851,516	46%
C. Edward Chaplin	2013	1,939,028	3,367,500
	2012	6,190,245	10,726,506
	2011	1,386,548	1,107,031
	2010	1,327,301	4,209,447
	2009	3,216,449	3,859,748
Five-year Average		2,811,914	4,654,046	60%
William C. Fallon	2013	1,945,198	3,975,000
	2012	6,194,265	10,726,506
	2011	1,523,268	960,938
	2010	1,125,529	4,182,484
	2009	2,519,605	3,661,679
Five-year Average		2,661,573	4,701,321	57%
Anthony McKiernan	2013	523,896	2,565,000
	2012	4,358,703	6,898,920
	2011	985,246	2,677,580
	2010	698,806	1,657,425
	2009	1,203,750	1,337,464
Five-year Average		1,554,080	3,027,278	51%
Ram D. Wertheim	2013	460,353	2,295,000
	2012	4,261,432	7,285,170
	2011	1,097,447	649,375
	2010	953,209	2,063,954
	2009	3,723,458	2,281,503
Five-year Average		2,099,180	2,915,000	72%

(1)	Realized is compensation actually received by the NEOs during the year as reported on the NEOs’ W-2 forms. Realized compensation includes salary, cash bonus, payouts of previously granted cash LTI, net spread on stock option exercises, market value at vesting of previously granted restricted stock, non-qualified retirement distributions and any other compensation amounts realized during the year. It excludes the value of new/unvested equity awards and deferred cash LTI and other amounts that may not actually be received until a future date.

(2)	Reported is total compensation shown in the “MBIA Inc. Summary compensation table” for each applicable year and is based on then applicable current SEC reporting rules.

Given that a significant amount of each executive’s compensation includes long-term equity awards, the fact that realized compensation is substantially below reported compensation is the expected result as the equity performance over the five-year period has substantially fallen short of targeted levels. Although this is not the desired result, it is consistent with our philosophy that the executive team rewards are properly aligned with long-term returns for shareholders.

2009 through 2013 realized and realizable total compensation as of December 31, 2013

Although the comparison of realized versus reported compensation discussed above provides a better view of actual compensation over the five-year period, we believe it is also useful to add the current value of granted cash and equity awards to see a complete view of total realized and outstanding compensation as viewed by both the Company and the executives. The following table adds in one-fifth of the outstanding value of existing cash and equity grants to each executive’s average realized compensation.

Executive	Average Realized Compensation (1)	Outstanding Deferred Cash (2)	Outstanding Equity (3)	Average Total Compensation
Joseph W. Brown	1,306,638	0	0	1,306,638
C. Edward Chaplin	2,811,914	200,000	2,195,854	5,207,769
William C. Fallon	2,661,573	200,000	2,195,854	5,057,427
Anthony McKiernan	1,554,080	94,472	1,167,594	2,816,146
Ram D. Wertheim	2,099,180	135,000	1,210,970	3,445,149

(1)	Dollar amounts shown represent a five-year average of realized compensation as reported on each NEO’s W-2 for years 2009-2013.

(2)	Dollar amounts represent one-fifth of the outstanding deferred cash LTI values. Amounts were pro-rated to reflect an average value over a five-year period.

(3)	Dollar amounts represent one-fifth of the outstanding equity fair value assuming a share price of $11.94, which was the closing share price on December 31, 2013. Outstanding equity includes in-the-money value of stock options and the fair value of restricted stock. Amounts were pro-rated to reflect an average value over a five-year period.

The Company believes its compensation plans have both worked as intended and are consistent with the Company’s objective to design programs that attract, retain and motivate our executives while aligning their interests with those of our shareholders.

7. Long-term compensation package for Mr. Brown.

On March 17, 2014, the Board approved a long-term compensation package (the “Long-term Compensation Package”) for Mr. Brown consisting of a one-time cash award in the amount of $5 million (the “Cash Award”) and a restricted stock award under the Company’s 2005 Omnibus Incentive Plan in the aggregate amount of 3 million shares (the “Restricted Stock Award”). The Board approved the Long-term Compensation Package both to recognize the very significant contributions Mr. Brown has made since he returned to the Company in February 2008 in leading the Company through the financial crisis and the Transformation as well as to induce Mr. Brown to remain with the Company for at least another three years. In awarding the Cash Award, the Board also recognized and took into account that Mr. Brown only received incentive bonuses for three of the six performance years 2008 through 2013. For 2008, Mr. Brown declined the incentive bonus awarded him, even though the Compensation Committee determined that Mr. Brown deserved a bonus of $1,500,000 for 2008 based on the Company’s performance and his individual performance. For 2011 and 2012, Mr. Brown agreed to forego receipt of the annual incentive bonuses that he would have earned based on his and the Company’s performance for the 2011 and 2012 performance years in response to concerns raised by the NYSDFS.

The Board concluded that the Restricted Stock Award was also necessary to align Mr. Brown’s interests with those of the Company’s shareholders and to provide Mr. Brown with an appropriate equity-based incentive to drive the performance of the Company’s stock price. In connection with his return to the Company in 2008, Mr. Brown was awarded a special award of 2,925,990 shares of restricted stock of the Company that was authorized by shareholder vote at the Annual Meeting of Shareholders on May 1, 2008. The grant provided for the full forfeiture of the restricted stock if the Company’s common stock did not maintain an average closing share price in excess of $16.20 on each day of a consecutive 20-day period on or before February 18, 2013. Despite Mr. Brown’s efforts, and the significant achievements related to the resolution of the significant risks faced by the Company and the implementation of the Transformation, such condition was not met resulting in the forfeiture of these shares on that date. In considering the Restricted Stock Award, the Board took into account that the forfeiture of this entire award did not properly reflect Mr. Brown’s contributions to the Company over the period following his return.

Mr. Brown’s Restricted Stock Award is subject to the following terms:

•	The Restricted Stock Award will vest in four equal installments of 750,000 shares each, subject to the following conditions:

•

To the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2015 (provided that Mr. Brown is employed by the Company on such date), (ii) a “qualifying termination” and (iii) a change in control of the Company.

•

To the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2016 (provided that Mr. Brown is employed by the Company on such date), (ii) a “qualifying termination” and (iii) a change in control of the Company.

•

To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2017, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “First Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the First Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

•

To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “Second Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the Second Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

•

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (d) with the approval of the Board. Mr. Brown will not receive any additional stock awards for years 2014 through 2018.

•

The “market value appreciation” criteria for the shares subject to vesting as of any particular date will be satisfied to the extent that the average closing share price on the trading days occurring over the 60 days prior to the applicable date (or the market value immediately prior to the change in control, if applicable) is between $10.00 and $25.00 per share based on the following schedule, with the percentage of the shares that vests between any two values specified in the table to be determined by linear interpolation:

Fair Market Value Per Share	Percentage Vested
$10 or less	0%
$13	20%
$16	40%
$17.50	50%
$19	60%
$22	80%
$25 or more	100%

•

Alternatively, the “market value appreciation” criteria will be deemed satisfied at 100% upon the first date on which the average closing share price on all trading days occurring during the 60 days immediately prior to such date is $25.00.

Any shares that have not vested as of any of the applicable vesting dates will be forfeited unless otherwise approved by the Compensation Committee. In addition, the shares will (to the extent not yet vested) be forfeited upon Mr. Brown’s voluntary resignation (other than in connection with a qualifying termination or as otherwise approved by the Compensation Committee) or the Company’s termination of his employment for cause.

Mr. Brown’s Cash Award was paid by the Company and was not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries. The cost of the Restricted Stock Award will not be allocated to or reimbursed by the Company’s insurance subsidiaries.

Since the Cash Award and the Restricted Stock Award do not relate to 2013 performance, they are not included in the Executive compensation tables herein. Instead, such awards will be reflected in the Executive compensation tables included in the proxy statement for our annual meeting occurring in 2015.

8. Clawback policy

In February 2013, the Company adopted a Clawback Policy in order to further continue and promote ethical behavior and accountability with respect to the accuracy of financial reporting. Under the Clawback Policy, the Compensation Committee has the discretion to clawback certain incentive compensation from Covered Executives (as defined below) in the event of a restatement of the Company’s GAAP financial statements (a “Restatement”). The Clawback Policy applies to any NEO and all other executives with the title of Managing Director or above (“Covered Executives”) who had the title of Managing Director and above at the time of any Restatement or at any time during the three-year period preceding the Restatement, whether or not employed at the time of the Restatement.

Under the Clawback Policy, the Compensation Committee, in its sole discretion, can require that any Covered Executive repay or forfeit in part or in full any bonus paid and other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award, on or after January 1, 2010 if (i) the Company issues a material Restatement and (ii) the Compensation Committee determines that the amount of compensation paid to any such Covered Executive would have been lower under the restated financial statements. The amount of incentive compensation to be repaid or forfeited by any Covered Executive will be determined by the Compensation Committee, in its sole discretion, to reflect the difference between the amount of cash or equity grants (whether then held or not by the Covered Executive) that was paid or granted to the Covered Executive and the amount of cash or equity grants that would have been paid or granted to such executive under the restated financial statements. The Compensation Committee can consider all factors it deems relevant in determining any compensation amounts to be repaid or forfeited.

The Company will review and, if necessary, revise the existing policy to comply with any final regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to clawbacks of executive compensation. In addition, the Company will review the policy from time to time with the Compensation Committee and recommend changes to reflect best practices or other factors that the Company or the Compensation Committee deems appropriate.

The policy covers all compensation paid or awarded after January 1, 2010.

9. Stock ownership guidelines; stock holding periods; no hedging policy

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to seven times his annual salary, and each of the other NEOs are expected to own Company stock worth approximately three or four times their respective annual salaries, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after-tax value of vested stock options based on the market price of the Company’s stock.

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. Mr. Brown is not subject to any restrictions on the sale of stock.

No hedging policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

10. Pension plans, benefit plans and executive perquisites

The Company’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax and /or Roth after-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009, there was no cap on eligible compensation. In 2012, the cap on the Company match contributions was removed but the Company pension contribution remains subject to the compensation cap of $1.5 million.

In 2013, the Compensation Committee approved the discretionary company contributions under the Amended and Restated MBIA Inc. 2005 Deferred Compensation and Excess Benefit Plan on behalf of the NEOs to their retirement accounts as follows: Mr. Brown, $100,000, Mr. Chaplin, $75,000, Mr. Fallon, $75,000 and Mr. Wertheim, $100,000.

These amounts were equal to the difference between the hypothetical 2012 pension amount that would have been contributed had the executive received a bonus in calendar year 2012, and the actual 2012 pension amount that was contributed by pension formula. These amounts were paid by the Company and were not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries.

In 2013, the Board approved, and the Company purchased, a $25 million term life insurance policy (the “Policy”) for Mr. Brown. The Policy has a term of 15 years, and the guaranteed annual premium for the Policy is $222,835. The pro rata premium paid for the Policy for 2013 was $55,707. The Company has agreed to pay the annual premiums for the Policy so long as Mr. Brown is an employee of the Company. The annual premium will be treated as imputed income of Mr. Brown without any gross up. The Company is not the beneficiary of the Policy.

Except for the Policy, the Company did not provide any perquisites to its executives in 2013. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

11. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code, including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

As described above, in light of the Compensation Committee’s determination that it was critical to retain Messrs. Chaplin, Fallon, McKiernan and Wertheim for at least three years to continue leading the Company through the completion of the Transformation, the Compensation Committee decided to recommend to the Board approval of the Retention Awards even though a significant portion of the Retention Awards is not deductible under Section 162(m) of the Code.

12. Change in control, termination and retirement arrangements

In November 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. All of the NEOs, except for Messrs. Brown and McKiernan, are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc., the Compensation Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control.

Messrs. Brown and McKiernan are not eligible for the KEEP Plan. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Executive compensation tables – Potential payments upon termination or change in control as of December 31, 2013.”

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2013. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 20, 2014

The Compensation and Governance Committee

Mr. David A. Coulter, Chair

Ms. Maryann Bruce

Mr. Steven J. Gilbert

Mr. Daniel P. Kearney

Mr. Richard C. Vaughan

Executive compensation tables

MBIA Inc.

Summary compensation table for 2013

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards ($) (f)	Non equity incentive plan compen- sation ($) (g) (1)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (2)	All other compen- sation ($) (i) (3)	Total compen- sation ($) (j)
Joseph W. Brown	2013	1,000,000	-	-	-	4,000,000	-	255,707	5,255,707
Chief Executive Officer	2012	500,000	-	-	-	0	-	175,000	675,000
	2011	500,000	-	-	-	0	-	200,000	700,000

C. Edward Chaplin	2013	750,000	-	-	-	2,430,000	-	187,500	3,367,500
President, Chief Financial Officer and Chief Administrative Officer	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,506
	2011	750,000	-	-	-	0	-	357,031	1,107,031

William C. Fallon	2013	750,000	-	-	-	3,037,500	-	187,500	3,975,000
President and Chief	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,506
Operating Officer	2011	750,000	-	-	-	0	-	210,938	960,938

Anthony McKiernan	2013	500,000	-	-	-	1,890,000	-	175,000	2,565,000
Executive Vice President and Chief	2012	500,000	2,338,750	3,842,670	-	0	-	217,500	6,898,920
Portfolio Officer	2011	450,000	-	351,080	-	1,750,000	-	126,500	2,677,580

Ram D. Wertheim	2013	500,000	-	-	-	1,620,000	-	175,000	2,295,000
Executive Vice President, Chief Legal	2012	500,000	3,800,000	2,842,670	-	0	-	142,500	7,285,170
Officer and Secretary	2011	500,000	-	-	-	0	-	149,375	649,375

1	The amounts shown represent cash performance bonuses paid for the 2013 performance year. See the CD&A for an explanation of the 2013 bonus awards.

2	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA contributes amounts to this plan that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns.

3	The amounts shown consist of Company contributions made in 2013 to the money-purchase pension and 401(k) plans, Company contributions made in 2013 to the non-qualified retirement plan and premium paid by the Company in 2013 for a term life insurance policy for Mr. Brown. There were no other perquisites paid on behalf of the NEOs in 2013 that exceeded $10,000. See the “All other compensation” table below for contribution details.

All other compensation

(Column (i) in the Summary compensation table for 2013)

Name	Company qualified contributions in 2013 ($)	Company non- qualified contributions in 2013 ($)	CEO term life insurance premium paid in 2013	All other compensation in 2013 ($)
Joseph W. Brown	33,500	166,500	55,707	255,707
C. Edward Chaplin	33,187	154,313	-	187,500
William C. Fallon	34,375	153,125	-	187,500
Anthony McKiernan	29,667	145,333	-	175,000
Ram D. Wertheim	33,250	141,750	-	175,000

MBIA Inc.

Grants of plan-based awards in 2013

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l)
		Thresh- old ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Brown	-	0	2,000,000	4,000,000	-	-	-	-	-	-	-
C. Edward Chaplin	-	0	1,500,000	3,375,000	-	-	-	-	-	-	-
William C. Fallon	-	0	1,500,000	3,375,000	-	-	-	-	-	-	-
Anthony McKiernan	-	0	1,000,000	2,250,000	-	-	-	-	-	-	-
Ram D. Wertheim	-	0	1,000,000	2,250,000	-	-	-	-	-	-	-

1	The amounts shown represent the 2013 cash performance bonus target opportunity for each of the NEOs, and do not reflect the actual payment of any bonus to the NEOs for 2013. The actual bonuses paid for 2013 are reflected in the “Summary compensation table for 2013” under column (g).

2	The amounts shown represent 2013 cash performance bonus maximum opportunity for each of the NEOs as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $4.0 million. For the other NEOs the maximum reflects a bonus opportunity ranging from 0% up to 225% of target.

MBIA Inc.

Outstanding equity awards as of December 31, 2013

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	-	-	-	-	-	-	-	-	-
C. Edward Chaplin	37,500	-	-	57.51	June 26, 2016	-	-	-	-
	-	400,000(2)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(3)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	200,000(4)	2,388,000	-	-
	-	-	-	-	-	300,000(5)	3,582,000	-	-
	-	-	-	-	-	-	-	300,000(6)	463,272
William C. Fallon	60,000	-	-	60.22	July 25, 2015	-	-	-	-
	-	400,000(2)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(3)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	200,000(4)	2,388,000	-	-
	-	-	-	-	-	300,000(5)	3,582,000	-	-
	-	-	-	-	-	-	-	300,000(6)	463,272
Anthony McKiernan	1,500	-	-	64.84	Feb 10, 2014	-	-	-	-
	-	50,000(2)	-	4.02	Feb 12, 2016	-	-	-	-
	-	150,000(3)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	12,100(7)	144,474	-	-
	-	-	-	-	-	33,500(8)	399,990	-	-
	-	-	-	-	-	97,752(9)	1,167,159	-	-
	-	-	-	-	-	200,000(5)	2,388,000	-	-
	-	-	-	-	-	-	-	200,000(6)	308,848
Ram D. Wertheim	30,000	-	-	64.84	Feb 10, 2014	-	-	-	-
	30,000	-	-	58.84	Feb. 16, 2015	-	-	-	-
	-	250,000(2)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(3)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	200,000(5)	2,388,000	-	-
	-	-	-	-	-	-	-	200,000(6)	308,848

1	The amounts shown represent time-based restricted stock based on $11.94 per share, the closing fair market value of the shares on December 31, 2013.

2	Stock options will fully vest on February 12, 2014.

3	Stock options will fully vest on March 4, 2015.

4	Restricted stock will vest in two remaining equal installments on the fourth and fifth anniversary of the date of grant, which was March 4, 2010.

5	Restricted stock is one-half of the retention award granted on December 21, 2012 (see footnote 6 below for the other half of the award). The restricted stock will vest on December 31, 2015 if the NEO remains employed through such date provided that these shares will also become vested in connection with the occurrence of a change in control of the Company or a qualifying termination prior to such date.

6	Restricted stock is one-half of the retention award granted on December 21, 2012 (see footnote 5 above for the other half of the award). Restricted stock will vest up to an additional one-quarter of the aggregate award on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable NEO remains employed through the first vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one quarter of the aggregate award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. On either of the above described vesting dates, “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days. The market value for these shares shown under column (j) reflects prorated performance based on a closing share price of $11.94 as of December 31, 2013.

7	Restricted stock will fully vest on February 12, 2014.

8	Restricted stock will fully vest on March 4, 2016.

9	Restricted stock will fully vest on March 2, 2017.

MBIA Inc.

Option exercises and stock vested in 2013

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d) (1)	Value realized on vesting ($) (e) (2)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	100,000	1,278,000
William C. Fallon	0	0	100,000	1,278,000
Anthony McKiernan	0	0	8,000	82,160
Ram D. Wertheim	0	0	0	0

1	The amounts shown for Messrs. Chaplin and Fallon represent vesting of the first installment of shares from a restricted stock award granted in 2010. The amount shown for Mr. McKiernan represents shares that vested from a restricted stock award granted in 2008.

2	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA Inc.

Non-qualified deferred compensation in 2013

Name (a)	Executive contributions in 2013 ($) (b) (1)	Company contributions in 2013 ($) (c) (1)	Earnings (Losses) in 2013 ($) (d) (2)	Withdrawals/ distributions in 2013 ($) (e) (3)	Balance as of 12/31/13 ($) (f)
Joseph W. Brown	82,500	166,500	849,349	441,084	3,757,168
C. Edward Chaplin	57,500	154,313	103,169	-	1,590,884
William C. Fallon	57,500	153,125	185,307	-	2,082,568
Anthony McKiernan	32,500	145,333	41,489	-	981,865
Ram D. Wertheim	7,500	141,750	32,350	-	552,645

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA contributes amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts contributed include both Company and NEO contributions. The money-purchase pension contribution is subject to a compensation cap of $1.5 million. In 2013, Messrs. Brown, Chaplin, Fallon and Wertheim received discretionary Company contributions under this plan. See the CD&A for more information about these contributions. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. The NEO contribution amounts are included in the salary and performance bonus as reported in the “Summary compensation table for 2013” under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the “Summary compensation table for 2013” under column (i).
2	Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns. Plan participants may self-direct their investments among multiple investment options that generally mirror the 401(k) plan, including the MBIA Inc. Common Stock Fund. The earnings (losses) shown represent the change in market value in 2013, including any dividends and interest earned, which was reduced by any transaction fees incurred during the year. These amounts are not included in the “Summary compensation table for 2013” under column (h) because earnings were not preferential or above market.
3	Distributions may occur following termination of employment in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Mr. Brown, in connection with his retirement in 2007, the amount shown represents an installment distribution on amounts deferred prior to his retirement.

Potential payments upon termination or change in control as of December 31, 2013

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) termination without a change in control, (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are tables with estimated dollar values associated with these payments and benefits for each NEO.

Individual Agreements. Mr. Brown does not have an employment agreement or severance agreement and is not entitled to any benefits or other payments in connection with any change in control of the Company.

(a) Involuntary (not for cause) or constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Chaplin, Fallon and Wertheim.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. At the time the plan was approved, the Company did not award time-based deferred cash awards, and the KEEP Plan did not contain any reference to the treatment of such awards. The KEEP Plan was amended to provide for these awards. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Time-based restricted stock will become fully vested. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash granted in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made. The vesting of performance shares and performance options shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010, which includes Messrs. Chaplin, Fallon and Wertheim. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, KEEP Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and (iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In February 2010, the Company adopted an amendment to the Retirement Program with respect to the vesting of time-based deferred cash awards.

Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Retirement Program.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the NEO over two years preceding the retirement.

Restricted stock. With the exception of the retention award granted in December 2012, the following will occur upon retirement. Time-based restricted stock will immediately vest on the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. For the retention award, the time-based restricted stock will not vest upon retirement unless otherwise approved by the Board. The performance-based shares shall become vested only if the retirement date is after December 31, 2015 to the extent that the “market value appreciation” criteria are satisfied.

Stock options. Stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option. Performance-based options will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Time-based deferred cash awards. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash made in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The payment of any deferred cash awards and the continued vesting of any outstanding long-term equity awards will require the NEO to consent to three-year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s retiree healthcare program with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) termination without change in control. Following is a summary of the compensation payments and benefits upon the involuntary termination not for cause of an NEO.

There are no cash payment obligations. Any cash payment will be paid at the discretion of the Board. With the exception of the retention award granted in December 2012, the vesting treatment of time-based stock options, restricted stock and deferred cash awards is at the discretion of the Board. The values represented in the termination tables assume unvested options are forfeited, restricted stock is forfeited, and deferred cash is forfeited. For the retention award, the time-based restricted stock will vest; and the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO, there are no cash payment obligations. Vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. All other equity and deferred cash awards are forfeited.

(e) Death or total disability. Upon the death or total disability of an NEO, there are no cash payment obligations. There is immediate vesting of time-based restricted stock, deferred cash awards and stock options with one year to exercise. For the retention award granted in December 2012, the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. Other grants of performance-based shares and options will continue to vest beyond the event in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. All unvested retirement account balances will become fully vested. In connection with Mr. Brown’s $25 million life insurance policy (as described in the CD&A), the death benefit becomes payable upon death.

Tables showing potential post termination payments. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs. The values have been estimated as if the termination event occurred on December 31, 2013 and assumes the closing fair market value of the Company’s shares which was $11.94.

Following are notes to explain some of the values shown in the tables.

(1)	Under change in control, compensation and benefit values reflect the provisions as described under the KEEP Plan for Messrs. Chaplin, Fallon and Wertheim. Messrs. Brown and McKiernan are not KEEP Plan participants.

(2)	Messrs. Chaplin and Wertheim are retirement-eligible under the Company’s Retirement Program as of December 31, 2013 and the amounts shown reflect the benefits as described under Retirement.

(3)	Under involuntary (not for cause) termination, any cash severance and cash bonus will be paid at the discretion of the Board.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under “Death or total disability” above.

Joseph W. Brown

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	0	0	0	0
Time-based Stock Options	0	0	0	0
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	(5)
Total	0	0	0	(5)

(5)    In 2013, the Company purchased a $25 million term life insurance policy for Mr. Brown. The Company agreed to pay the annual premiums for the policy so long as Mr. Brown is an employee of the Company. The annual premium will be treated as imputed income of Mr. Brown without any gross up. See the CD&A for more information.

C. Edward Chaplin

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,500,000	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	5,970,000	2,388,000	3,582,000	5,970,000
Time-based Stock Options	4,546,000	4,546,000	0	4,546,000
Performance-based Restricted Stock	463,272	0	463,272	463,272
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	1,000,000	1,000,000	0	1,000,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	150,000	0	0	0
Healthcare Benefits	92,352	0	0	0
Total	13,721,624	7,934,000	4,045,272	11,979,272
William C. Fallon

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,500,000	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	5,970,000	0	3,582,000	5,970,000
Time-based Stock Options	4,546,000	0	0	4,546,000
Performance-based Restricted Stock	463,272	0	463,272	463,272
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	1,000,000	0	0	1,000,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	150,000	0	0	0
Healthcare Benefits	73,036	0	0	0
Total	13,702,308	0	4,045,272	11,979,272

Anthony McKiernan

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	4,099,623	0	2,388,000	4,099,623
Time-based Stock Options	1,429,500	0	0	1,429,500
Performance-based Restricted Stock	308,848	0	308,848	308,848
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	472,358	0	0	472,358
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	6,310,329	0	2,696,848	6,310,329
Ram D. Wertheim

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,000,000	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	2,388,000	0	2,388,000	2,388,000
Time-based Stock Options	3,358,000	3,358,000	0	3,358,000
Performance-based Restricted Stock	308,848	0	308,848	308,848
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	675,000	675,000	0	675,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	100,000	0	0	0
Healthcare Benefits	60,917	0	0	0
Total	7,890,765	4,033,000	2,696,848	6,729,848

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Compensation Committee considered the following: (i) the Company’s resumption of its municipal bond insurance business activities, (ii) the proposed reductions to senior management incentive compensation to reflect completion of a large number of Transformation-related business activities as discussed in the CD&A, including the resolution of significant litigations, the commutation by MBIA Corp. of a significant amount of potentially volatile insured exposure and its collection of the substantial majority of its put-back recoverables, (iii) the need to manage capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected obligations and claims, (iv) the need to retain critical and high potential employees, and (v) the need to build long-term shareholder value.

The Compensation Committee also based its assessment on the following specific attributes of the Company’s compensation policies and practices in the current business environment that mitigate incentives to take undue risks:

•	individual and corporate performance are measured using multiple and balanced performance metrics;

•	the Company’s performance objectives balance both quantitative and qualitative performance objectives factors thereby reducing the incentive to take undue risks to meet specific metric goals;

•	the resumption of normal annual deferred long-term equity grants that align executive and shareholder interests over longer time periods;

•	compensation is based on a sliding scale with no minimum and reasonable maximum payouts;

•	bonuses are generally not guaranteed, except in unique circumstances;

•	the Company’s compensation policies and practices do not provide for inappropriate severance;

•	the Compensation Committee compares the Company’s senior management compensation to that at other companies with relevant business and senior management compensation profiles;

•	there is an appropriate mix of base pay and incentive compensation consistent with employee responsibilities;

•	the Company has stock ownership and holding guidelines for its senior executives;

•	there is a formal clawback/recoupment policy applicable to both cash and equity compensation of senior executives; and

•	there are no specific elements of compensation that encourage excessive risk taking or that create unacceptable risks.

Principal accountant fees and services

The Company paid PwC a total of $6,322,000 and $6,943,000 respectively, for professional services rendered for the years ended December 31, 2013 and 2012, broken down as follows (in thousands):

	2013	2012
Audit	$5,705	$6,343
Audit Related	$348	$356
Tax	$172	$148
All Other	$97	$96
Total	$6,322	$6,943

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the agreed upon procedures regarding the Securities Investor Protection Corporation “SIPC” assessment, loss reserve certification and assistance with regulatory filings and examinations.

Tax fees were for professional services rendered in connection with tax compliance matters and various income tax consulting matters, including advice on tax implications of potential restructuring transactions in the UK and assistance in responding to inquiries from regulators.

All Other fees for 2013 were for services related to compliance with new information reporting rules and assistance in exploring strategic options in the UK. All other fees for 2012 were for assistance with litigation-related expenses, a MBIA UK Solvency II project and for assistance in exploring strategic options in the UK.

One hundred percent of all the above fees for the year ended December 31, 2013 and 2012 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2013 or 2012.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals, when less than $50,000, if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 17, 2014 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (4)
Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	12,186,699	6.24%
The London Company (2) 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	13,232,856	6.77%
Warburg Pincus Private Equity X, L.P. Warburg Pincus X L.P. Warburg Pincus X LLC Warburg Pincus Partners, LLC Warburg Pincus & Co. Warburg Pincus LLC Charles R. Kaye Joseph P. Landy (3) 450 Lexington Avenue New York, NY 10017	73,452,685	32.92%
1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 10, 2014. Such filing indicates that Dimensional has sole voting power with respect to 11,926,038 of such shares and sole dispositive power with respect to all of such shares.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by The London Company with the SEC on February 12, 2014. Such filing indicates that The London Company has sole voting and dispositive power with respect to 12,262,720 of such shares and shared dispositive power with respect to 970,136 of such shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A filed jointly by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (including Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”), Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of WP X (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP X LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership and the managing member of WP Partners (“WP”), Warburg Pincus LLC, a New York limited liability company that manages WP X (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Managing Member and Co-Chief Executive Officer of WP LLC who may be deemed to control WP X, WP X LP, WP X LLC, WP Partners, WP and WP LLC (Messrs. Kaye and Landy, together with WP X, WP X LP, WP X LLC, WP Partners, WP and WP LLC, the “Warburg Pincus Entities”) with the SEC on August 8, 2013. Such filing indicates the Warburg Pincus Entities jointly have shared voting power and shared dispositive power with respect to such shares (including warrants exercisable to purchase 27,829,808 shares). Messrs. Kaye and Landy disclaim beneficial ownership of all shares of common stock held by the Warburg Pincus Entities.

4	Based on 195,320,365 shares outstanding as of March 17, 2014. For purposes of calculating the percentage of outstanding shares beneficially owned by the WP entities, the number of shares outstanding with respect to the WP entities was deemed to be the sum of the total shares outstanding as of March 17, 2014 and the total number of shares subject to warrants held by the WP entities.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 17, 2014, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (5)	Total shares beneficially owned	Percent (%) of class (6)
Directors
Joseph W. Brown (1)	3,703,564	0	3,703,564	1.90%
Maryann Bruce (2)	16,274	0	16,274	*
Sean D. Carney (2)(3)(4)	73,463,322	0	73,463,322	32.92%
David A. Coulter (2(3)(4)	73,630,579	0	73,630,579	33.00%
Steven J. Gilbert (2)	36,852	0	36,852	*
Daniel P. Kearney (2)	217,489	0	217,489	*
Charles R. Rinehart (2)	77,371	0	77,371	*
Theodore Shasta (2)	56,596	0	56,596	*
Richard C. Vaughan (2)	58,452	0	58,452	*

Named Executive Officers (excluding Mr. Brown) (1)
C. Edward Chaplin	902,138	437,500	1,339,638	*
William C. Fallon	908,206	460,000	1,368,206	*
Anthony McKiernan	554,636	50,000	604,636	*
Ram D. Wertheim	476,257	280,000	756,257	*
All Directors and Executive Officers as a group (14 persons)	80,663,009	1,227,500	81,890,509	36.50%
*	Less than one percent.

1	Includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded to certain Executive Officers.

2	This number includes (i) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (ii) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Independent Directors’ compensation.”

3	Includes 73,452,685 shares owned by the Warburg Pincus Entities, including warrants exercisable to purchase 27,829,808 shares.

4	Sean D. Carney and David A. Coulter are Partners of WP. Mr. Carney is a Managing Director of WP LLC and Mr. Coulter is Vice Chairman of WP LLC. 73,452,685 of the shares indicated as owned by Messrs. Carney and Coulter are included because of their affiliation with the Warburg Pincus Entities. Messrs. Carney and Coulter disclaim beneficial ownership of all shares owned by the Warburg Pincus Entities.

5	This column indicates the number of shares that were exercisable as of March 17, 2014 or become exercisable within 60 days after March 17, 2014 under the Company’s stock option program.

6	Based on 195,320,365 shares outstanding as of March 17, 2014. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 17, 2014 and the total number of shares subject to options or warrants held by such person or group that were exercisable as of March 17, 2014 or become exercisable within 60 days after March 17, 2014. Excluding the shares held by Messrs. Carney and Coulter due to their affiliation with the Warburg Pincus Entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 4.29%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 1.90% and Messrs. Carney and Coulter, who own 32.92% and 33.00%, respectively, which ownership is disclaimed with respect to all such shares except for 10,637 and 177,894 shares held by Messrs. Carney and Coulter, respectively, as described in Note 4 above.

Section 16(a) beneficial ownership reporting compliance

Ownership of, and transactions in, the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2013.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2013, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2014 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors, and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2013 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement. On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“WP X”) pursuant to which WP X committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two Directors nominated by WP X at the Company’s annual meeting, and WP X’s nominees are required to be the Company’s and the Company’s Compensation and Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have WP X’s nominees elected as Directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, WP X has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and NYSE regulations. See “Proposals for shareholder approval recommended by the Board – Proposal 1: Election of Directors.”

Warrants. Under the Investment Agreement, WP X has certain gross-up rights that are triggered in connection with the offering by the Company of any equity securities. As a settlement of any such gross-up rights WP X may have had under the Investment Agreement due to the issuance of a warrant to Blue Ridge Investments, L.L.C., on August 5, 2013, MBIA Inc. issued WP X a warrant to purchase 1,910,417 shares of MBIA Inc. common stock at an exercise price of $9.59 per share in exchange for delivering to the Company 536,375 shares of MBIA Inc. common stock having a value of $7,262,518 based on the closing price of the Company’s stock as of the close of business on July 23, 2013. Messrs. Carney and Coulter are affiliated with the Warburg Pincus Entities as described under “Security ownership of Directors and Executive Officers.”

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine Directors at the 2014 Annual Meeting to serve a term expiring at the 2015 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Age 65.

Reasons for Mr. Brown’s nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

Maryann Bruce

Biographical data:

Ms. Bruce was elected to the Board of Directors in June 2012. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private business services company, where she advises clients on strategic business issues. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. She consulted for Aquila beginning in February 2008, later becoming Senior Vice President and an Officer of each of the equity and bond funds in the Aquila Group of Funds throughout 2009. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management business and subsidiary of Wachovia. She is a Member of the Board of Trustees of Allianz Funds, a founder and Director for the Carolina’s chapter of the National Association of Corporate Directors, a Governing Board Member of The Committee of 200, and an Advisory Board Member of Duke University Libraries. She was also a Founding Director of Bank Insurance & Securities Association and currently serves on its Board as an Emeritus Director. Age 53.

Reasons for Ms. Bruce’s nomination:

Ms. Bruce has been nominated to serve as a Director of the Company due to her 30 years of executive leadership and board-level experience in the financial services industry, as well as her experience in governance, strategy, asset management and risk management.

Sean D. Carney

Biographical data:

Mr. Carney was elected to the Board of Directors in December 2013 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board. Mr. Carney has been a Member and Managing Director of Warburg Pincus LLC and a General Partner of Warburg Pincus & Co. since January 2001 and has been employed with Warburg Pincus since 1996. He focuses on investments in the financial services sector and has also worked on the firm’s healthcare team. Prior to joining Warburg Pincus, Mr. Carney was a consultant at McKinsey & Company, Inc., a management consulting company. He is also Chairman and a Director of Tornier N.V., and is a member of the Board of Directors of several other privately held companies. Within the past five years, he also served as a Director of Arch Capital Group Ltd. Age 45.

Reasons for Mr. Carney’s nomination:

Mr. Carney has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his experience in the financial services sector and his board directorship with several industry-leading companies.

David A. Coulter

Biographical data:

Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter has been Vice Chairman of Warburg Pincus LLC since September 2011 and is a member of the Executive Management Group. He joined Warburg Pincus in 2005 as a Managing Director and Senior Advisor, focusing on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and CEO of BankAmerica Corporation. He is also a Director of Aeolus Re Ltd., Webster Financial Corp., Sterling Financial Corp. and Triton Container International Limited. Within the past five years, Mr. Coulter also served as a Director of Strayer Education Inc., The Irvine Company and Metavante Technologies, Inc. Age 66.

Reasons for Mr. Coulter’s nomination:

Mr. Coulter has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service and leadership in several industry-leading companies.

Steven J. Gilbert

Biographical data:

Mr. Gilbert was elected to the Board of Directors in May 2011. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P. and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a Director of TRI Point Homes, Inc., a Director of Empire State Realty Trust, Inc., a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, a Trustee of the New York University Langone Medical Center, as well as Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as Chairman of the Board of DURA Automotive Systems, Inc., and as a Director of Olympus Re and several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 66.

Reasons for Mr. Gilbert’s nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Daniel P. Kearney

Biographical data:

Mr. Kearney is the Chairman and has served as a Director of the Company since 1992. He was named Chairman in May 2009, after having served as Lead Director from May 2008 to May 2009. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation, the Joyce Foundation and Prudential Bank. Age 74.

Reasons for Mr. Kearney’s nomination:

Mr. Kearney has been nominated to serve as a Director of the Company due to his experience and leadership roles on the Company’s Board of Directors, including his prior service as Lead Director from May 2008 to May 2009 and his role as Chairman since May 2009, his experience in financial services and insurance businesses, and his prior and current board service and leadership in several industry-leading companies.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. Within the past five years, he also served as a Director of PMI Group Inc. and Verifone Holdings, Inc. Age 67.

Reasons for Mr. Rinehart’s nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta earned his Chartered Financial Analyst designation in 1986. Mr. Shasta is a member of the Board of Directors of ACE Limited and serves as a member of its Audit Committee. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 62.

Reasons for Mr. Shasta’s nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors and Chair of the Audit Committee of AXA Financial. Within the past five years, Mr. Vaughan was also a Director of DaVita Inc. Age 64.

Reasons for Mr. Vaughan’s nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Kearney as Chairman. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Messrs. Carney and Coulter were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain relationships and related transactions” above. The Board recommends approval of Messrs. Carney and Coulter even without the requirements set forth in the Investment Agreement.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: Maryann Bruce, Sean D. Carney, David A. Coulter, Steven J. Gilbert, Daniel P. Kearney, Charles R. Rinehart,

Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentence qualifies as an “independent director” under the NYSE Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Board’s Corporate Governance Practices.

In addition to the Board-level standards for Director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under the NYSE’s listing standards adopted last year, which were implemented in advance of the required compliance date.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing Director independence, and can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last five years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA; and

•

is not an immediate family member (i.e., spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares a person’s home) of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission and the New York Stock Exchange should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly, as required by law, its compliance with the requirement that a majority of its Board is comprised of independent directors.

The Board will make independence determinations on an annual basis prior to approving the director nominees for inclusion in the corporation’s proxy statement and, if an individual is to be elected to the Board other than at an annual meeting, prior to such election. Each director and nominee for director shall provide the corporation with full information regarding his or her business and other affiliations for purposes of evaluating the director’s independence.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect nine incumbent Directors.

Vote necessary to elect nine incumbent Directors. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of compensation paid to NEOs

As required by the rules of the SEC, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

In order to give shareholders a more comprehensive and transparent disclosure and understanding of our compensation actions, Section 6 of the CD&A provides additional disclosure and information about 2013 compensation for the NEOs, including a one-year look at how the Compensation Committee viewed the compensation decisions made for 2013 as compared to how they get reported in the Summary compensation table as well as a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants. We believe the SEC rules for disclosing executive compensation have been very positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels. We have voluntarily included in the CD&A additional views of compensation that can assist investors in understanding the compensation paid to executives. We urge you to review the CD&A in its entirety to assist you in understanding our compensation actions as described therein.

For the reasons set forth in the CD&A, you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 2 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 2 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Governance Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 3: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2013, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2014, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 3 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to hire PwC as auditors. The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2015 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 19, 2014, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2015 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached Annual Report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

MBIA INC. 113 KING STREET ARMONK, NY 10504

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

MBIA INC.

The Board of Directors recommends you vote FOR the following:				The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1. Election of Directors	For	Against	Abstain	2. To approve, on an advisory basis, executive compensation.		☐	☐	☐
1a. Joseph W. Brown	☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2014.		☐	☐	☐
1b. Maryann Bruce	☐	☐	☐
1c. Sean D. Carney	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1d. David A. Coulter	☐	☐	☐
1e. Steven J. Gilbert	☐	☐	☐
1f. Daniel P. Kearney	☐	☐	☐
1g. Charles R. Rinehart	☐	☐	☐
1h. Theodore Shasta	☐	☐	☐
1i. Richard C. Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 1, 2014.

The undersigned hereby appoints Daniel P. Kearney and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Thursday, May 1, 2014, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side